Exhibit 10

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Mid-Term Incentive Award Agreement

Dear Mid-Tem Incentive Grantee:

You have been selected to receive an Award under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), on the terms and conditions set forth below. This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them on [EXHIBIT] or in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted a [PLAN ID] Mid-Term Incentive Award (the “[PLAN ID] Mid-Term Incentive”). The [PLAN ID] Mid-Term Incentive provides you with the opportunity to earn an award from the Company, payable in cash or in Shares of the Company’s Class A common stock (“Shares”), in the discretion of the Committee, all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee. This Award is intended to meet the requirements of Performance-Based Compensation under Section 12.2 of the Plan.

a.	Grant Date. The grant date is [DATE].

b.	Target Amount. The target amount of the [PLAN ID] Mid-Term Incentive is [ ].

2.	Earning and Vesting of [PLAN ID] Mid-Term Incentive. The [PLAN ID] Mid-Term Incentive represents the right to earn from [ ]% to [ ]% of the Target Award, based on the Company’s level of attainment of specified performance goals (“Performance Goals”) for certain specified periods within the period beginning [DATE] and ending [DATE] (the “Performance Period”), in accordance with [EXHIBIT] and the terms of this Award Agreement. The Committee shall, as soon as practicable after the end of the Performance Period, certify the Company’s performance against the Performance Goals set forth on [EXHIBIT], and determine the dollar value of the award earned (the “Settlement Value”).

3.	Settlement of [PLAN ID] Mid-Term Incentive. The Settlement Value shall be paid to you as soon as practicable following the end of the Performance Period and the Committee’s certification of the Company’s results against the Performance Goals, and in no event later than [DATE] (the “Payout Date”). If for any reason the Committee shall not have certified the Company’s performance by [DATE], then the Payout Date shall be delayed, in the discretion of the Committee, for such period as may be required to avoid liability under Code Section 409A, but shall in no event extend beyond [DATE]. The Committee shall determine whether, and to what extent, the Settlement Value shall be paid in cash or in Shares. To the extent the Committee determines to pay all or any portion of the Settlement Value in Shares, the number of Shares to be delivered to you shall be determined by dividing the dollar amount of the Settlement Value to be delivered in Shares by the 90-day trailing average closing price of the Shares as of [DATE].

4.

Termination of Employment. The [PLAN ID] Mid-Term Incentive shall be immediately and automatically cancelled upon termination of your service with the Company and its Affiliates prior to the Payout Date, for any reason other than your death, Total Disability or Retirement. If your service with the Company and its Affiliates terminates prior to the Payout Date as a result of your death, Total Disability or Retirement, then the Award shall fully vest as of your termination date, and you (or your estate, in the event of your death) shall receive a pro rata payout based on the portion of the performance period elapsed on the date of your termination, calculated based on actual performance for the entire Performance Period, and payable on the Payout Date.

For purposes of this Award Agreement, “Total Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

For purposes of this Award Agreement, “Retirement” shall mean your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company.

5.	Change of Control. This Award shall fully vest as of the effective date of the Change of Control; shall be deemed earned based on the target performance being attained for the Performance Period; shall be distributed or paid to you within thirty (30) days following the date of the Change of Control pro rata based on the portion of the performance period elapsed on the date of the Change of Control in cash, Shares (based on the value of the Shares as of the effective date of the Change of Control), other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if, as of the effective date of a Change of Control, you have been designated as a participant under the Company’s Amended and Restated 2005 Change of Control Plan, or any successor plan, this Section 5 shall not apply and this Award shall instead be governed by the terms and conditions of such plan.

6.	Payment of Taxes. The Company or any of its Affiliates employing you has the authority and the right to deduct or withhold, or require you to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or payment of this Award. With respect to such withholding, the employer may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to the total minimum statutory tax required to be withheld. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

7.	Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon this Award, your right to receive any payment pursuant to the terms of this Award shall be immediately and automatically be forfeited, and this Award Agreement shall be null and void.

8.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you.

9.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

10.	Amendment, Modification, Suspension, and Termination. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect your rights hereunder without your consent. Notwithstanding the foregoing, you hereby expressly agree to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

11.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Virginia, and agree that such litigation shall be conducted in the courts of Richmond, Virginia or the federal courts for the United States for the Eastern District of Virginia, where this Award is made and/or to be performed.

12.	Entire Agreement; Plan Controls. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

13.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

14.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

PLEASE REFER ANY QUESTIONS YOU MAY HAVE REGARDING YOUR [PLAN ID] MID-TERM INCENTIVE TO THE SENIOR VICE PRESIDENT OF HUMAN RESOURCES MANAGER.